Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sealed Air Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-176275, 333-176267, 333-152909, 333-126890 and 333-89090) on Form S-8 of Sealed Air Corporation of our report dated February 28, 2014, with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2013, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Sealed Air Corporation.

/s/ KPMG LLP

Short Hills, New Jersey

February 28, 2014